EXHIBIT 99.1

LADENBURG REPORTS
FOURTH QUARTER AND FISCAL YEAR 2018 FINANCIAL RESULTS

Highlights:

•	Fourth quarter 2018 revenues of $355.1 million, up 3% compared to prior year period

•	Fiscal year 2018 revenues of $1.4 billion, up 9.7% compared to prior year

•	Fourth quarter 2018 net income of $9.6 million, and EBITDA, as adjusted, of $29.1 million

•	Fiscal year 2018 net income of $33.8 million and EBITDA, as adjusted, of $100.4 million

•	Client assets of $158.6 billion at December 31, 2018, including advisory assets under management of $72.8 billion

•	Client assets of $166.4 billion at January 31, 2019, including advisory assets under management of $76.7 billion

•	Recurring revenue of 77.3% for fiscal year 2018 in independent advisory and brokerage services segment

•	Shareholders’ equity of $253.1 million at December 31, 2018

MIAMI, FL, March 15, 2019 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) today announced financial results for the fourth quarter and fiscal year ended December 31, 2018.

Richard Lampen, Chairman, President and CEO of Ladenburg, said, “Fiscal year 2018 was a period of significant accomplishment for Ladenburg and its approximately 6,000 employees and financial advisors, as the steps taken in prior years laid the groundwork for the exciting opportunities we see ahead. We are very pleased to report for the year record levels of revenue, net income and EBITDA, as adjusted. Notwithstanding the challenging market environment during the fourth quarter, solid execution by our management team, together with the increasing interest rate environment, contributed to our strong performance. We remain focused on continuing our consistent growth with the support of our $253.1 million of shareholders’ equity and $182.7 million of cash and cash equivalents and, as appropriate, returning capital to our shareholders. During the year we increased the cash dividend on our common stock and accelerated our share repurchase program.”

           Adam Malamed, Executive Vice President and Chief Operating Officer of Ladenburg, said, “All segments of our businesses continued to perform well in fiscal year 2018, with revenues of $1.4 billion, a 9.7% increase from the prior year, net income increasing by over 300% to $33.8 million and a 79.4% increase in EBITDA, as adjusted, to $100.4 million. The continued growth of our nationwide network of approximately 4,400 independent financial advisors reflects our successful recruiting efforts of talented advisors over the past three years. Total client assets were $158.6 billion at December 31, 2018, with $72.8 billion of advisory assets under management. During 2019, we will continue to invest for both near and long-term opportunities that focus on growing our recurring revenues, increasing our operational efficiencies and executing successfully on our strategic initiatives in order to drive value for our employees, financial advisors and shareholders.”

Adoption of ASC 606 Accounting Standard (See Tables 3 and 4)
On January 1, 2018, the Company adopted FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” and all related amendments ("ASC 606"). The Company believes it is important to include a presentation of its financial results on the most comparable basis practical. The Company's adoption of the new revenue standard has an impact on the timing of when revenues and related costs are recognized and impacts the gross vs. net reporting presentation of advisory and commissions revenues. The Company adopted this standard under the modified retrospective method, which does not require a restatement of prior period results. To make the presentation of these financial results more comparable, the Company has included an adjustment to the results of 2018 to exclude the impact of the adoption of the new revenue standard so that such results are presented on the same revenue recognition methodology used by the Company prior to the adoption of the new revenue standard (see Tables 3 and 4).  For the three months ended December 31, 2018, the impact of the new revenue standard was a decrease in total revenues of $38.3 million, a decrease in total expenses of $43.9 million, an increase in net income attributable to the Company of $0.6 million, and an increase in net income per basic and diluted common share of $0.01. For the year ended December 31, 2018, the impact of the new revenue standard was a decrease in total revenues of $128.9 million, a decrease in total expenses of $145.3 million, an increase in net income attributable to the Company of $8.7 million, and a decrease in net loss per basic and diluted common share of $0.05.

During the three and twelve months ended December 31, 2018, the Company's net income as reported is greater than the net income amounts without the adoption of ASC 606 due to the following: 1) the timing of revenue recognized for commissions on future renewals of insurance policies sold is accelerated, as these future commissions represent variable consideration and are required to be estimated, 2) certain costs to obtain a contract with a customer are now capitalized and have historically been recorded as a period expense, and 3) forgivable loans to independent financial advisors are now amortized over the expected useful lives of their relationship period with the Company's subsidiaries; previously these loans were amortized based on their legal terms.

For the Fourth Quarter and Fiscal Year Ended December 31, 2018 (See Table 1)
Fourth quarter 2018 revenues were $355.1 million, a 3.2% increase from revenues of $344.0 million in the fourth quarter of 2017. Commissions revenue for the fourth quarter of 2018 increased by 27.6% to $180.6 million from $141.5 million for the comparable period in 2017, primarily due to the impact of the adoption of ASC 606 and increased sales of variable annuity, mutual fund, fixed annuity, insurance and fixed income products. Advisory fee revenue for the fourth quarter of 2018 decreased by 26.1% to $112.9 million from $152.6 million for the comparable period in 2017 due to the adoption of ASC 606. Investment banking revenue for the fourth quarter of 2018 increased by 46.4% to $18.1 million from $12.3 million for the comparable period in 2017 due to an increase in capital raising revenue and strategic advisory services. Also, service fees revenue for the fourth quarter of 2018 increased by 40.8% to $38.2 million from $27.2 million, primarily due to increased revenues from our cash sweep programs.

Net income attributable to the Company for the fourth quarter of 2018 was $9.6 million, as compared to net income attributable to the Company of $6.6 million in the fourth quarter of 2017. Net income available to common shareholders, after payment of preferred dividends, was $1.0 million or $0.01 per basic and diluted common share for the fourth quarter of 2018, as compared to net loss available to common shareholders of $1.8 million or ($0.01) per basic and diluted common share in the comparable 2017 period. The fourth quarter 2018 results included $3.4 million of income tax expense, $8.1 million of non-cash charges for depreciation, amortization and compensation, $0.1 million of amortization of retention and forgivable loans, $2.6 million of amortization of contract acquisition costs and $3.6 million of interest expense. The fourth quarter 2017 results included $6.8 million of income tax benefit, $8.4 million of non-cash charges for depreciation, amortization and compensation, $2.3 million of amortization of retention and forgivable loans and $1.1 million of interest expense.

Fiscal year 2018 revenues were $1.4 billion, a 9.7% increase from revenues of $1.3 billion for the comparable 2017 period. Net income attributable to the Company for fiscal 2018 was $33.8 million, as compared to net income attributable to the Company of $7.7 million in the comparable 2017 period. Net loss available to common shareholders, after payment of preferred dividends, was $0.3 million or ($0.00) per basic and diluted common share in 2018, as compared to net loss available to common shareholders, after payment of preferred dividends, of $24.8 million or ($0.13) in the comparable 2017 period. The 2018 results included approximately $13.4 million of income tax expense, $29.9 million of non-cash charges for depreciation, amortization and compensation, $0.4 million of amortization of retention and forgivable loans, $9.7 million of amortization of contract acquisition costs and $10.8 million of interest expense. The comparable 2017 results included approximately $6.5 million of income tax benefit, $34.4 million of non-cash charges for depreciation, amortization and compensation, $7.4 million of amortization of retention and forgivable loans and $2.7 million of interest expense.

Recurring Revenues
For the fiscal year ended December 31, 2018, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 77.3% of revenues from the Company’s independent advisory and brokerage services segment compared to approximately 79.6% for fiscal year 2017.

EBITDA, as adjusted (See Table 2)
EBITDA, as adjusted, for the fourth quarter of 2018 was $29.1 million, an increase of 55.9% from $18.7 million in the comparable 2017 period. EBITDA, as adjusted, for fiscal year 2018 was $100.4 million, an increase of 79.4% from $56.0 million for the prior year. Attached hereto as Table 2 is a reconciliation of net income attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the fourth quarter and fiscal year 2018 was primarily attributable to increases in our independent advisory and brokerage services segment as a result of increased revenue from our cash sweep programs and increased commissions revenue from mutual funds and variable annuities.

Client Assets
At December 31, 2018, total client assets under administration were $158.6 billion, a 3.7% decrease from $164.7 billion at December 31, 2017, primarily due to the volatile equity markets during the fourth quarter of 2018. At December 31, 2018, client assets included cash balances of approximately $5.2 billion, including approximately $4.8 billion participating in our cash sweep programs.

Stock Repurchases
During the quarter ended December 31, 2018, Ladenburg repurchased 54,726,972 shares of its common stock, including shares purchased in a private transaction, at a cost of approximately $131.1 million, representing an average price per share of $2.51. During the fiscal year ended December 31, 2018, Ladenburg repurchased 57,475,374 shares of its common stock at a cost of approximately $139.8 million, including 5,833,890 shares repurchased under its stock repurchase program, representing an average price per share of $2.43. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased over 83,784,105 shares of its common stock at a total cost of approximately $201.6 million, including purchases outside its stock repurchase program, representing an average price per share of $2.41. As of December 31, 2018, Ladenburg has the authority to repurchase an additional 2,315,895 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted for acquisition-related expense, amortization of retention and forgivable loans, amortization of contract acquisition costs, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as acquisition-related expense, amortization of retention and forgivable loans, amortization of contract acquisition costs, and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA, LTSL, LTSF, LTSK) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and broker-dealer firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company and a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent advisory and brokerage business, future levels of recurring revenue, future synergies, changes in interest rates, recruitment of financial advisors, future margins, future investments, future dividends and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the SEC's proposed rules and interpretations concerning the standards of conduct for broker dealers and investment advisers when dealing with retail investors, future cash flows, a change in the Company's dividend policy by the Company's Board of Directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the Company's dividend at any time) and other risks and uncertainties affecting the operation of the Company's business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2018	2017	Change	2018	2017	Change
Revenues:
Commissions	$180,556	$141,536	27.6%	$696,331	$536,028	29.9%
Advisory fees	112,852	152,608	(26.1)%	474,423	560,930	(15.4)%
Investment banking	18,055	12,332	46.4%	56,256	46,453	21.1%
Principal transactions	(773)	172	nm	(328)	857	nm
Interest and dividends	1,670	629	165.5%	4,971	2,550	94.9%
Service fees	38,241	27,161	40.8%	119,430	85,330	40.0%
Other income	4,520	9,578	(52.8)%	40,053	36,004	11.2%
Total revenues	355,121	344,016	3.2%	1,391,136	1,268,152	9.7%
Expenses:
Commissions and fees	241,208	248,587	(3.0)%	976,596	928,430	5.2%
Compensation and benefits	53,318	46,213	15.4%	194,045	171,344	13.2%
Non-cash compensation	1,440	1,391	3.5%	5,882	5,539	6.2%
Brokerage, communication and clearance fees	4,094	4,477	(8.6)%	16,088	18,124	(11.2)%
Rent and occupancy, net of sublease revenue	2,531	2,191	15.5%	9,977	9,356	6.6%
Professional services	7,067	6,979	1.3%	21,927	19,588	11.9%
Interest	3,570	1,111	221.3%	10,796	2,710	298.4%
Depreciation and amortization	6,623	7,005	(5.5)%	24,039	28,835	(16.6)%
Acquisition-related expenses	97	3,149	(96.9)%	1,010	3,469	(70.9)%
Amortization of retention and forgivable loans	137	2,326	(94.1)%	417	7,396	(94.4)%
Amortization of contract acquisition costs	2,612	—	nm	9,671	—	nm
Other	19,363	20,666	(6.3)%	73,285	72,200	1.5%
Total expenses	342,060	344,095	(0.6)%	1,343,733	1,266,991	6.1%
Income (loss) before item shown below	13,061	(79)	nm	47,403	1,161	3,982.9%
Change in fair value of contingent consideration	(73)	(67)	(9.0)%	(238)	19	nm
Income (loss) before income taxes	12,988	(146)	nm	47,165	1,180	3,897.0%
Income tax expense (benefit)	3,426	(6,780)	nm	13,379	(6,502)	nm
Net income	9,562	6,634	44.1%	33,786	7,682	339.8%
Net income (loss) attributable to noncontrolling interest	6	(10)	nm	28	(15)	nm
Net income attributable to the Company	$9,556	$6,644	43.8%	$33,758	$7,697	338.6%
Dividends declared on preferred stock	(8,508)	(8,456)	(0.6)%	(34,031)	(32,482)	(4.8)%
Net income (loss) available to common shareholders	$1,048	$(1,812)	nm	$(273)	$(24,785)	98.9%

Net income (loss) per common share available to common shareholders (basic)	$0.01	$(0.01)	nm	$(0.00)	$(0.13)	100.0%
Net income (loss) per common share available to common shareholders (diluted)	$0.01	$(0.01)	nm	$(0.00)	$(0.13)	100.0%

Weighted average common shares used in computation of per share data:
Basic	189,463,849	194,749,001	(2.7)%	194,562,916	193,064,550	0.8%
Diluted	198,743,096	194,749,001	2.1%	194,562,916	193,064,550	0.8%
nm - not meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income attributable to the Company as reported to EBITDA, as adjusted for the periods ending December 31, 2018 and 2017:

	Three months ended			Twelve months ended
	December 31,			December 31,
( dollars in thousands)	2018	2017	% Change	2018	2017	% Change
Total revenues	$355,121	$344,016	3.2%	$1,391,136	$1,268,152	9.7%
Total expenses	342,060	344,095	(0.6)%	1,343,733	1,266,991	6.1%
Income (loss) before income taxes	12,988	(146)	nm	47,165	1,180	3,897.0%
Net income attributable to the Company	9,556	6,644	43.8%	33,758	7,697	338.6%

Reconciliation of net income attributable to the Company to EBITDA, as adjusted:

Net income attributable to the Company	$9,556	$6,644	43.8%	$33,758	$7,697	338.6%
Less:
Interest income	(816)	(191)	(327.2)%	(2,504)	(506)	(394.9)%
Change in fair value of contingent consideration	73	67	9.0%	238	(19)	nm
Add:
Interest expense	3,570	1,111	221.3%	10,796	2,710	298.4%
Income tax expense (benefit)	3,426	(6,780)	nm	13,379	(6,502)	nm
Depreciation and amortization	6,623	7,005	(5.5)%	24,039	28,835	(16.6)%
Non-cash compensation expense	1,440	1,391	3.5%	5,882	5,539	6.2%
Amortization of retention and forgivable loans	137	2,326	(94.1)%	417	7,396	(94.4)%
Amortization of contract acquisition costs	2,612	—	nm	9,671	—	nm
Financial advisor recruiting expense	79	3,545	(97.8)%	370	5,721	(93.5)%
Acquisition-related expense	97	3,149	(96.9)%	1,010	3,469	(70.9)%
Other (1)	2,339	425	450.4%	3,392	1,661	104.2%
EBITDA, as adjusted	$29,136	$18,692	55.9%	$100,448	$56,001	79.4%
nm - not meaningful

(1)
Includes severance of $307 and $481, excise and franchise tax expense of $143 and $629, compensation expense that may be paid in stock of $142 and $535, and non-recurring expenses related to a block repurchase of our common stock and other legal matters of $1,747 and $1,747 for the three and twelve months ended December 31, 2018, respectively. Includes severance of $119 and $525, excise and franchise tax expense of $159 and $594 and compensation expense that may be paid in stock of $148 and $559 for the three and twelve months ended December 31, 2017.

TABLE 3
LADENBURG THALMANN FINANCIAL SERVICES
CONSOLIDATED STATEMENT OF OPERATIONS
(Amount in thousands, except share and per share amounts)

	Three Months Ended December 31, 2018
	As Reported	Amounts without the adoption of ASC 606	Effect of Change Higher/(Lower)
Revenues:
Commissions	$180,556	$152,991	$27,565
Advisory fees	112,852	180,390	(67,538)
Investment banking	18,055	16,336	1,719
Principal transactions	(773)	(683)	(90)
Interest and dividends	1,670	1,669	1
Service fees	38,241	38,241	—
Other income	4,520	4,520	—
Total revenues	355,121	393,464	(38,343)
Expenses:
Commissions and fees	241,208	282,597	(41,389)
Compensation and benefits	53,318	53,698	(380)
Non-cash compensation	1,440	1,440	—
Brokerage, communication and clearance fees	4,094	3,990	104
Rent and occupancy, net of sublease revenue	2,531	2,531	—
Professional services	7,067	6,681	386
Interest	3,570	3,544	26
Depreciation and amortization	6,623	7,937	(1,314)
Acquisition-related expenses	97	97	—
Amortization of retention and forgivable loans	137	3,695	(3,558)
Amortization of contract acquisition costs	2,612	—	2,612
Other	19,363	19,721	(358)
Total expenses	342,060	385,931	(43,871)
Income before item shown below	13,061	7,533	5,528
Change in fair value of contingent consideration	(73)	(73)	—
Income before income taxes	12,988	7,460	5,528
Income tax expense (benefit)	3,426	(1,550)	4,976
Net income	9,562	9,010	552
Net income attributable to noncontrolling interest	6	6	—
Net income attributable to the Company	$9,556	$9,004	$552
Dividends declared on preferred stock	(8,508)	(8,508)	—
Net income available to common shareholders	$1,048	$496	$552
Net income per share available to common shareholders (basic)	$0.01	$0.00	$0.01
Net income per share available to common shareholders (diluted)	$0.01	$0.00	$0.01
Weighted average common shares used in computation of per share data:
Basic	189,463,849	189,463,849	—
Diluted	198,743,096	198,743,096	—

TABLE 4
LADENBURG THALMANN FINANCIAL SERVICES
CONSOLIDATED STATEMENT OF OPERATIONS
(Amount in thousands, except share and per share amounts)

	Twelve Months Ended December 31, 2018
	As Reported	Amounts without the adoption of ASC 606	Effects of Change Higher/(Lower)
Revenues:
Commissions	$696,331	$609,400	$86,931
Advisory fees	474,423	695,094	(220,671)
Investment banking	56,256	51,335	4,921
Principal transactions	(328)	(346)	18
Interest and dividends	4,971	4,964	7
Service fees	119,430	119,430	—
Other income	40,053	40,147	(94)
Total revenues	1,391,136	1,520,024	(128,888)
Expenses:
Commissions and fees	976,596	1,113,389	(136,793)
Compensation and benefits	194,045	195,433	(1,388)
Non-cash compensation	5,882	5,882	—
Brokerage, communication and clearance fees	16,088	15,525	563
Rent and occupancy, net of sublease revenue	9,977	9,977	—
Professional services	21,927	20,022	1,905
Interest	10,796	10,756	40
Depreciation and amortization	24,039	29,294	(5,255)
Acquisition-related expenses	1,010	1,010	—
Amortization of retention and forgivable loans	417	13,890	(13,473)
Amortization of contract acquisition costs	9,671	—	9,671
Other	73,285	73,805	(520)
Total expenses	1,343,733	1,488,983	(145,250)
Income before item shown below	47,403	31,041	16,362
Change in fair value of contingent consideration	(238)	(238)	—
Income before income taxes	47,165	30,803	16,362
Income tax expense	13,379	5,745	7,634
Net income	33,786	25,058	8,728
Net income attributable to noncontrolling interest	28	28	—
Net income attributable to the Company	$33,758	$25,030	$8,728
Dividends declared on preferred stock	(34,031)	(34,031)	—
Net loss available to common shareholders	$(273)	$(9,001)	$8,728
Net loss per share available to common shareholders (basic)	$(0.00)	$(0.05)	$0.05
Net loss per share available to common shareholders (diluted)	$(0.00)	$(0.05)	$0.05
Weighted average common shares used in computation of per share data:
Basic	194,562,916	194,562,916	—
Diluted	194,562,916	194,562,916	—